EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-183526) of Hospitality Properties Trust and in the related Prospectus of our reports dated March 1, 2013 (except for Note 9, as to which the date is March 18, 2013), with respect to the consolidated financial statements and schedule of Hospitality Properties Trust, and our report dated March 1, 2013 with respect to the effectiveness of internal control over financial reporting of Hospitality Properties Trust, included in this Annual Report (Amendment No. 1 on Form 10-K/A) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 18, 2013